Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a description of the common stock, $0.001 par value per share (“Common Stock”) of 1Life Healthcare, Inc. (the “Company,” “we,” “our,” or “us”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following summary description is based on the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws, (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation and our Bylaws. Our Certificate of Incorporation and our Bylaws are filed as exhibits to our Annual Report on Form 10-K of which this exhibit is a part.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our Preferred Stock that we may designate in the future. For a complete description of the terms and provisions of our Preferred Stock refer to our Certificate of Incorporation and Bylaws.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation does not provide for cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. These provisions in our Certificate of Incorporation could discourage potential takeover attempts. See “Anti-takeover Provisions” below.

Dividend Rights

Subject to preferences that may apply to any outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably any dividends that our board of directors may declare out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference of any outstanding Preferred Stock.

Preemptive or Similar Rights

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate in the future.

Registration Rights

Certain holders of shares of our Common Stock are entitled to rights with respect to the registration of their shares under the Securities Act. The shares subject to such registration rights are referred to as registrable securities. These registration rights are contained in our amended and restated investors’ rights agreement (the “IRA”) and are described in additional detail below.

The registration of shares of our Common Stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the shares registered pursuant to the demand and piggyback registrations described below, and the applicable stockholders party to the IRA pay the registration expenses (including underwriting discounts, selling commissions and stock transfer taxes) of the shares registered pursuant to the Form S-3 registrations and any related underwritten shelf takedowns described below.

Generally, in an underwritten offering (other than a shelf takedown), if we determine in good faith in consultation with the underwriters, we have the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will terminate on the seventh anniversary of the closing of our initial public offering.

Demand Registration Rights

Beginning on the date 180 days following the pricing of our initial public offering, upon the written request of (i) the holders of more than 65% of our registrable securities then outstanding or (ii) Carlyle Partners VII Holdings, L.P. and its affiliates (the “Carlyle Investor”) that we file a registration statement under the Securities Act, if the anticipated aggregate offering price would exceed $50,000,000 we are obligated to register the sale of all registrable securities that the holders may request in writing to be registered. We are required to effect no more than four registration statements that are declared or ordered effective, two at the request of the holders of more than 65% of our registrable securities then outstanding, and two at the request of the Carlyle Investor. We may postpone the filing of a registration statement for up to 120 days once in a twelve-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us.

Piggyback Registration Rights

If we register any of our securities for public sale, either for our own account or for the account of other security holders, we will also have to register all registrable securities that the holders of such securities request in writing be registered. This piggyback registration right does not apply to a registration relating to any of our stock plans, stock purchase or similar plan, a transaction under Rule 145 of the Securities Act or a registration related to stock issued upon conversion of debt securities. We, based on consultation with the underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if the underwriters determine that including all registrable securities will jeopardize the success of the offering.

Form S-3 Registration Rights

The holders of the registrable securities are entitled to certain registration rights on Form S-3. The holders of these shares can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is in excess of $5,000,000. In addition, from time to time when a registration statement on Form S-3 is effective, the holders of the shares registered may request that we facilitate a shelf takedown of all or a portion of their shares if the gross proceeds from the offering is at least $50,000,000. We are required to effect no more than two Form S-3 registration statements that are declared or ordered effective and two shelf takedowns in any 12-month period. We are also required to effect no more than one shelf takedown in any 90-day period. We may postpone the filing of a registration statement or a shelf takedown for up to 120 days not more than twice in a 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us. The foregoing shelf takedown and Form S-3 rights are subject to a number of additional exceptions and limitations.

Anti-takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL (“Section 203”), which prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status owned, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and Bylaws:

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permit our board of directors to issue up to 10,000,000 shares of Preferred Stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that our board of directors will be classified into three classes of directors;

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provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Preferred Stock makes it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States of America have exclusive jurisdiction. In addition, our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Our Certificate of Incorporation designates the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.